Exhibit 35

Servicer Compliance Statement

I, Chris Fielding, Head of Mortgage Backed Funding of Abbey National plc as Servicer under the Amended and Restated Servicing Agreement between the Servicer, Holmes Trustees Limited, Holmes Funding Limited and JPMorgan Chase Bank dated 26 July 2000, as amended (the “Agreement”), on behalf of the Servicer and not in my individual capacity, hereby certify that:

1.	I have reviewed the activities performed by the Servicer under the Agreement during the period ending the end of the fiscal year 2007 (the “Reporting Period”) and the Servicer’s performance under the Agreement has been made under my supervision; and

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on behalf of Abbey National plc this 28th day of March 2008.

/s/ Chris Fielding
Name: Chris Fielding
Title: Head of Mortgage Backed Funding